Exhibit 99.1

BRADLEY PHARMACEUTICALS, INC.
Transcript of Voicemail Message From Daniel Glassman to All Employees
November 28, 2007

Good afternoon, everybody. This is Dan Glassman, President and CEO of Bradley Pharmaceuticals. A few days ago, I filed a revised 13-D with the SEC saying that my offer of $21.50 a share for the entire Bradley Pharmaceuticals Company is no longer in effect. And by this action I basically cleared the way for the Nycomed merger to go forward. Nycomed, for those people who don’t know, is about a 400, combined with us, will be about a $450 million specialty pharma company with operations in both dermatology and hospital activities, as well as, certainly the biggest division, is a generic topical company. Nycomed was formed with the acquisition of Altana and its three divisions, Fougera, Savage Laboratories and Pharmaderm.

And the opportunities of our relationship as a company with Nycomed will give us the opportunity for both Kenwood and Doak Associates to form a base of operations in larger organizations. We’d be joining a company that together would be over a thousand associates, and its headquarters will move from Fairfield, NJ, where we are today, to Florham Park, where the Pharmaderm, or the dermatology group, and the Kenwood group, will operate. The manufacturing of which is a major part of the operation, will continue to be in Long Island.

I recently attended integration meetings, which were the first of its kind where the different groups of Nycomed and Bradley personnel met to discuss the three most important things: #1 What are we doing? #2 Why are we doing what we’re doing? What decisions were made? And 3, What new things can come out of the joint operation?

The opportunity that has been afforded us through this merger is because of our hard work and dedicated staff of professionals. We will endeavor to work with Nycomed during the integration process to develop the best possible staff who can assist in making this company, the new company, a superior performer and a responsible employer. I want to thank everybody for their understanding, and we will continue to keep you apprised of decisions that have been made by the joint steering committee.

So I want to wish everybody a very happy and…well, the holiday season is coming upon us and we got a lot of things to do between now and then, but there will be an announcement coming out in a day or so that will go over some of the things I just talked about as well as some additional things which will give you some better insight to some of the things that are happening.

Again, I want to wish everybody a successful close to the 4th Quarter and the beginning of a new relationship between the new company and all of the associates together. Thank you very much and best to all.